UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): August 10, 2015

LIME ENERGY CO.

(Exact name of registrant as specified in charter)

DELAWARE	001-16265	36-4197337
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3 Convery Blvd., Suite 600, Woodbridge, New Jersey 07095

(Address of principal executive offices)

(732) 791-5380
(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02                   Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 24, 2015, the Compensation Committee of the Board of Directors (the “Board”) of Lime Energy Co., a Delaware corporation (the “Company”) approved an amendment to the Lime Energy Co. 2008 Long-Term Incentive Plan (the “Plan”) to increase the maximum number of shares of the common stock, par value $0.0001 per share of the Company (the “Common Stock”) authorized for issuance under the Plan by 1,000,000 shares; from 585,718 shares to 1,585,718 shares (the “Plan Amendment”). The Board adopted the Plan Amendment on July 24, 2015 and recommended it for stockholder approval. On August 10, 2015, three of our stockholders owning, together, 6,058,063 shares of Common Stock and 10,000 shares of our Series C Convertible Preferred Stock, or approximately 75% of our then outstanding voting securities, executed a written consent (the “Written Consent”) approving the Plan Amendment.

Our executive officers are eligible to receive stock and option awards under the Plan as a component of their compensation. Awards made under the Plan are intended to reward and incentivize achievement leading to increases in our profitability and stockholder value over the long term.

The Company intends to file and mail an Information Statement on Schedule 14C to its stockholders informing them of the approval of the Plan Amendment through the Written Consent, which approval will be effective twenty calendar days after the mailing of such Information Statement.

Item 5.07                   Submission of Matters to a Vote of Security Holders

The information set forth above under Item 5.02 is hereby incorporated by reference into this Item 5.07.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LIME ENERGY CO.

Dated: August 13, 2015	By:	/s/ Mary Colleen Brennan
Mary Colleen Brennan
Chief Financial Officer & Treasurer